Exhibit 99.1

Motus GI Receives FDA Clearance to Market the Pure-Vu® System for Upper GI Endoscopy

FORT LAUDERDALE, FL, April 30, 2021 – Motus GI Holdings, Inc., (NASDAQ: MOTS) (“Motus GI” or the “Company”), a medical technology company providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions, announced today that it has received 510(k) clearance from the U.S. Food and Drug Administration (“FDA”) for a version of the Pure-Vu® System that is compatible with gastroscopes used during upper gastrointestinal (GI) endoscopy procedures to remove blood, blood clots and debris in order to provide a clear field-of-view for the endoscopist. This proprietary technology is the latest innovation for the Pure-Vu System platform that is specifically designed to integrate with therapeutic gastroscopes to enable safe and rapid cleansing during the procedure, while preserving established procedural workflow and techniques.

“We are pleased to receive FDA clearance for the Pure-Vu System now compatible with gastroscopes for the purpose of providing enhanced visibility during upper GI endoscopies. We believe this regulatory milestone broadens our ability to participate in a larger percentage of procedures performed by our key customers, providing us a natural extension of our commercial strategy. In addition, we have received consistent feedback from leading physicians indicating their view that there is a substantial unmet need in this area, particularly for Upper GI Bleed procedures,” stated Tim Moran, Chief Executive Officer of Motus GI. “This FDA clearance is a testament to our innovation team’s ability to deliver on customer needs in a timely manner.”

Upper GI bleeds occurred in the U.S. at a rate of approximately 400,000 cases per year in 2019, according to iData Research Inc. The existence of blood and blood clots in these patients can impair a physician’s view, making it difficult to identify the bleed source. We believe removing adherent blood clots from the field of view is a significant need in allowing a physician the ability to identify and treat the bleed source. The mortality rate of this condition can reach up to approximately 10%, as noted in Thad Wilkins, MD, et al., American Family Physician (2012).

About the Pure-Vu System

The Pure-Vu System integrates with standard and slim colonoscopes to improve visualization during a colonoscopy while preserving established procedural workflow by irrigating the colon and evacuating debris to provide a better-quality exam. Challenges with bowel preparation for inpatient colonoscopy, particularly patients who are elderly, with comorbidities, or active bleeds, represent a significant area of unmet need that directly affects clinical outcomes and increases the cost of care. Motus GI believes the Pure-Vu System may lead to positive outcomes and lower costs for hospitals by safely and quickly improving visualization of the colon for a quality exam the first time. In multiple clinical studies to date, involving the treatment of challenging inpatient and outpatient cases, the Pure-Vu System has consistently helped achieve adequate bowel cleanliness rates greater than 95% following a reduced prep regimen. Motus GI estimates that in 2021 approximately 4.8 million inpatient colonoscopy procedures will take place worldwide.

The Pure-Vu System has received a CE Mark in the EU and is cleared by the U.S. Food and Drug Administration to help facilitate the cleaning of a poorly prepared colon during the colonoscopy procedure.

About Motus GI

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions. For more information, visit www.motusgi.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms, including without limitation, risks related to the Company’s cost reduction plan, the cost savings and the cash expenses related to the implementation of the plan, risks related to the continued impact of the COVID-19 pandemic, risks inherent in the development and commercialization of potential products, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s Form 10-K filed on March 16, 2021, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Bob Yedid

LifeSci Advisors

(646) 597-6989

bob@lifesciadvisors.com